EXHIBIT 99.1

February 1, 2012 - For immediate release
Contact:  Scott Shockey, CFO (740) 446-2631

Ohio Valley Banc Corp. Reports Higher 4th Quarter and Fiscal Year Earnings

GALLIPOLIS, Ohio - Ohio Valley Banc Corp. [Nasdaq: OVBC] (the “Company”) reported consolidated net income for the quarter ended December 31, 2011, of $1,361,000, an increase of $63,000, or 4.9 percent, from the $1,298,000 earned for the fourth quarter of 2010.   Earnings per share for the fourth quarter of 2011 were $.34 compared to $.33 for the prior year fourth quarter.  For the year ended December 31, 2011, net income totaled $5,835,000, a 14.5 percent increase from net income of $5,096,000 for the year ended December 31, 2010.  Earnings per share were $1.46 for 2011 versus $1.28 for 2010, an increase of 14.1 percent.  Return on average assets and return on average equity was .68 percent and 8.35 percent, respectively, for the year ended 2011, compared to .60 percent and 7.54 percent, respectively, for the same period in the prior year.

The improvement in fourth quarter earnings was primarily attributable to lower provision for loan losses which was partially offset by higher expenses in association with foreclosed real estate.  The improvement in year-to-date earnings was primarily attributable to higher noninterest income, specifically tax processing fees, an increase in net interest income and a decrease in provision for loan losses.

Net interest income, the Company’s largest revenue source, increased $260,000, or 3.2 percent, for the fourth quarter of 2011 compared to the same period last year.  For the year ended December 31, 2011, net interest income increased $904,000, or 2.7 percent, from the previous year.  The increase was primarily attributable to an increase in the net interest margin and average earning asset growth.  The increase in net interest margin was largely due to the extended low interest rate environment, as interest-bearing liabilities accounts continued to reprice to current market interest rates faster than the interest-earning assets.  The net interest margin for the year ended December 31, 2011 was 4.23 percent, compared to 4.16 percent for the same period the prior year.  Also contributing to higher net interest income was the growth in average earning assets, which for the year ended 2011, grew nearly $9 million from the same period last year.    The growth in average earning assets was related to higher average balances being carried at the Federal Reserve and to growth in average securities.  This growth was partially offset by a decrease in average loans.  Impacting our Federal Reserve balance was the clearing of tax refunds for a tax software provider during the first half of the year.  For the short time we held such refunds, constituting noninterest-bearing deposits, we increased our deposits at the Federal Reserve.  The average balance at the Federal Reserve for 2011 increased over $24 million from the same period the prior year.  These balances only earned approximately .25 percent, which limited the growth in the net interest margin.  However, the net interest margin does not reflect the significant increase in noninterest income due to the fees collected per tax item processed.  Comparing the year-to-date time periods, average securities increased $12 million and average loans decreased $28 million from the prior year.  Generally, loan demand continues to be limited in our market area.  As a result, the decline in average loans, which occurred primarily in installment and real estate loans, was partially redeployed into securities.

For the three months ended December 31, 2011, management added $41,000 to the allowance for loan losses, a decrease of $1,963,000 from the same period the prior year.  For the year ended December 31, 2011, management added $4,896,000 to the allowance for loan losses, a decrease of $975,000 from the same period last year.  The decrease in provision expense was related to an increase in recoveries on both a year-to-date and quarter-to-date basis.  For the full year of 2011, recoveries increased $2,288,000 over the prior year.  Charge-offs for the full year of 2011 increased $4,543,000 from the prior year.  However, most of the increase in charge-offs was associated with charging off specific allocations on impaired loans that had been identified prior to 2011 and specifically allocated for in the allowance for loan losses.  As a result, a corresponding increase in provision expense was not required.  The higher net charge-offs did have an impact on our historical loss factor for loans, which requires higher general allocations for loan losses going forward.  Given the status of the economy and the customers’ continued financial weakness, management charged off the identified impairment for collateral dependent impaired loans.  The annualized ratio of net charge-offs to average loans for the year ended December 31, 2011 was 1.11 percent, compared to .72 percent for the same period last year.    The ratio of nonperforming loans to total loans was .52 percent at December 31, 2011 compared to .78 percent at December 31, 2010.  Based on the evaluation of the adequacy of the allowance for loan losses, management believes that the allowance for loan losses at December 31, 2011 was adequate and reflects probable incurred losses in the portfolio.  The allowance for loan losses was 1.23 percent of total loans at December 31, 2011, compared to 1.46 percent at December 31, 2010.  The decrease in the allowance for loan losses from year end was primarily related to the charge-off of specific allocations on collateral dependent impaired loans.

Noninterest income totaled $818,000 for the three months ended December 31, 2011, as compared to $1,383,000 for the same period last year, a decrease of $565,000.  For the year ended December 31, 2011, noninterest income totaled $7,222,000, an increase of $1,068,000, or 17.4 percent, from 2010.  Contributing to the full year increase in noninterest income was the significant growth in transaction volume in processing tax refund payments for a tax software provider.  For the 2011 tax season, the tax software provider was able to expand the number of tax preparers utilizing its software.  With the growth in transaction volume, the associated fee income for the year ended December 31, 2011 increased $1,779,000, or over 228 percent, from the same period last year.  Also contributing to revenue growth was the increase in interchange fees earned on debit and credit card transactions.  By offering incentives to customers to utilize the bank’s debit and credit card for purchases, interchange income increased $389,000, or 39.0 percent, from 2010.  Impacting the fourth quarter of 2011 was the further impairment of two foreclosed properties.  Based on updated market evaluations, management recorded an additional impairment charge of $786,000.  Overall, management was pleased with the revenue growth derived from the utilization of technology, which enhances efficiency.

For the three months ended December 31, 2011, noninterest expense totaled $7,219,000, an increase of $1,296,000 compared to the last three months of the previous year.  For the year ended December 31, 2011, noninterest expense increased $1,656,000, or 6.2 percent from 2010.  Salaries and employee benefits, the Company’s largest noninterest expense, increased $1,003,000, or 6.4 percent, for the year ended December 31, 2011, as compared to 2010.  Contributing to the increase were annual merit increases, higher health insurance premiums and an increase in the number of employees.  Impacting the fourth quarter of 2011 was an increase in the expenses associated with foreclosed properties.  The expenses related to the cost of maintaining the properties, such as maintenance and taxes, increased by $576,000 during the 4th quarter of 2011 as compared to the same period in 2010.  Excluding personnel expense and foreclosure costs, all other remaining noninterest expenses remained stable from the prior year.

"The 14.5% increase in year over year earnings was due primarily to higher non-interest income from processing fees related to tax refund products, higher net interest income on lower funding costs and lower provision for loan loss expense from improving asset quality," stated Jeffrey E. Smith, Chairman and CEO.  "A year ago I indicated that, as a community bank, we would continue working with those who put forth good faith efforts to pay, and for those very few who refuse to pay, we would foreclose, liquidate, and collect as rapidly as the legal process would permit.  In 2011 our staff did just that; and, the results were a lower provision for loan loss expense and higher credit quality.  It distresses me when a borrower decides to quit paying on his or her mortgage because, with falling home prices, ‘it's just not a good investment anymore.’  From the previous discussion, one can see that, while we were aggressive in the liquidation of troubled credits, our provision for loan loss expense was nearly a million dollars less in 2011 than in 2010 and our recoveries on previously charged-off loans increased nearly $2.3 million.  At the same time, our allowance for loan losses grew to more than $7 million at December 31, 2011, producing a ratio of allowance for loan losses to nonperforming loans (coverage ratio) of 234%; in other words, the allowance for loan losses contains $2.34 for every $1 of nonperforming loans, compared to $1.87 at December 31, 2010.  In addition, our credit staff reduced our ratio of nonperforming loans to total loans at December 31, 2011 to .52%, compared to .78% at December 31, 2010.  Our operations staff generated nearly $1.8 million more in non-interest income from the processing of tax refund products, and our deposit staff created financial incentives that motivated our customers to increase the use of their debit and credit cards, resulting in a 39% increase in interchange income.

As our nation continues to face challenging economic times, I am pleased with the financial results in 2011 and proud of our nearly 280 employees whose efforts generated higher earnings, higher asset quality, higher returns on assets & equity, and the financial strength to pay, at an annual dividend of $0.84 per share, more than $3.3 million in dividends to our shareholders.”

Ohio Valley Banc Corp. common stock is traded on the NASDAQ Global Market under the symbol OVBC.  The holding company owns Ohio Valley Bank, with 15 offices in Ohio and West Virginia, and Loan Central, with seven consumer finance offices in Ohio.  Learn more about Ohio Valley Banc Corp. at www.ovbc.com.

Forward-Looking Information

Certain statements contained in  this  earnings  release which  are  not  statements  of historical fact constitute  forward-looking  statements within  the meaning  of the  Private Securities Litigation Reform Act of 1995.  Words such as “believes,” “anticipates,” “expects,” “appears,” “intends,” “targeted” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying those statements.  Forward-looking statements involve risks and uncertainties.  Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events, including: (i) changes in political, economic or other factors such as inflation rates, recessionary or expansive trends, and taxes; (ii) competitive pressures;  (iii) fluctuations in interest rates; (iv) the level of defaults and prepayment on loans made by the Company; (v) unanticipated litigation, claims, or assessments; (vi) fluctuations in the cost of obtaining funds to make loans; and (vii) regulatory changes.  Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made to reflect unanticipated events.  See Item 1.A. “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for further discussion of the risks affecting the business of the Company and the value of an investment in its shares.

OHIO VALLEY BANC CORP - Financial Highlights (Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2011	2010	2011	2010
PER SHARE DATA
Earnings per share	$0.34	$0.33	$1.46	$1.28
Dividends per share	$0.21	$0.21	$0.84	$0.84
Book value per share	$17.84	$17.03	$17.84	$17.03
Dividend payout ratio (a)	61.73%	64.47%	57.59%	65.67%
Weighted average shares outstanding	4,005,529	3,984,881	4,001,435	3,984,229

PERFORMANCE RATIOS
Return on average equity	7.61%	7.58%	8.35%	7.54%
Return on average assets	0.67%	0.60%	0.68%	0.60%
Net interest margin (b)	4.37%	3.98%	4.23%	4.16%
Efficiency ratio (c)	77.98%	61.94%	68.15%	67.43%
Average earning assets (in 000's)	$766,951	$815,538	$811,287	$802,531

(a) Total dividends paid as a percentage of net income.
(b) Fully tax-equivalent net interest income as a percentage of average earning assets.
(c) Noninterest expense as a percentage of fully tax-equivalent net interest income plus noninterest income.

OHIO VALLEY BANC CORP - Consolidated Statements of Income (Unaudited)

	Three months ended		Twelve months ended
(in $000's)	December 31,		December 31,
	2011	2010	2011	2010
Interest income:
Interest and fees on loans	$9,863	$10,549	$41,263	$43,462
Interest and dividends on securities	642	700	2,777	3,052
Total interest income	10,505	11,249	44,040	46,514
Interest expense:
Deposits	1,774	2,601	8,436	11,053
Borrowings	401	578	1,733	2,494
Total interest expense	2,175	3,179	10,169	13,547
Net interest income	8,330	8,070	33,871	32,967
Provision for loan losses	41	2,004	4,896	5,871
Noninterest income:
Service charges on deposit accounts	547	515	2,218	2,202
Trust fees	48	59	215	233
Income from bank owned life insurance
and annuity assets	180	188	725	741
Mortgage banking income	152	102	386	362
Electronic refund check / deposit fees	26	7	2,559	780
Debit / credit card interchange income	376	277	1,387	998
Loss on sale of other real estate owned	(760)	(17)	(1,224)	(177)
Other	249	252	956	1,015
Total noninterest income	818	1,383	7,222	6,154
Noninterest expense:
Salaries and employee benefits	4,378	3,771	16,650	15,647
Occupancy	387	396	1,585	1,609
Furniture and equipment	299	321	1,143	1,214
FDIC insurance	236	275	1,029	1,061
Data processing	162	72	891	685
Other	1,757	1,088	7,001	6,427
Total noninterest expense	7,219	5,923	28,299	26,643
Income before income taxes	1,888	1,526	7,898	6,607
Income taxes	527	228	2,063	1,511
NET INCOME	$1,361	$1,298	$5,835	$5,096

OHIO VALLEY BANC CORP - Consolidated Balance Sheets (Unaudited)

(in $000's, except share data)	December 31,	December 31,
	2011	2010
ASSETS
Cash and noninterest-bearing deposits with banks	$8,914	$8,979
Interest-bearing deposits with banks	42,716	50,772
Total cash and cash equivalents	51,630	59,751
Securities available for sale	85,670	85,839
Securities held to maturity
(estimated fair value: 2011 - $22,847; 2010 - $21,198)	22,848	22,178
Federal Home Loan Bank stock	6,281	6,281
Total loans	598,308	641,322
Less: Allowance for loan losses	(7,344)	(9,386)
Net loans	590,964	631,936
Premises and equipment, net	9,216	9,738
Other real estate owned	4,256	4,403
Accrued income receivable	2,872	2,704
Goodwill	1,267	1,267
Bank owned life insurance and annuity assets	23,313	19,761
Prepaid FDIC insurance	1,609	2,576
Other assets	4,251	5,080
Total assets	$804,177	$851,514

LIABILITIES
Noninterest-bearing deposits	$138,143	$91,949
Interest-bearing deposits	549,743	602,832
Total deposits	687,886	694,781
Securities sold under agreements to repurchase	-	38,107
Other borrowed funds	20,296	27,743
Subordinated debentures	13,500	13,500
Accrued liabilities	10,652	9,255
Total liabilities	732,334	783,386

SHAREHOLDERS' EQUITY
Common stock ($1.00 stated value per share, 10,000,000 shares authorized;
2011 - 4,686,295 shares issued; 2010 - 4,659,795 shares issued)	4,686	4,660
Additional paid-in capital	33,473	33,003
Retained earnings	48,435	45,960
Accumulated other comprehensive income	961	217
Treasury stock, at cost (659,739 shares)	(15,712)	(15,712)
Total shareholders' equity	71,843	68,128
Total liabilities and shareholders' equity	$804,177	$851,514